Exhibit (l)(1)

December 19, 2012

Western Asset Middle Market Debt Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to Western Asset Middle Market Debt Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-183236 and 811-22734 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of up to 179,500 shares of its Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company under a related Registration Statement on Form N-2 filed by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that as of the date hereof, the Shares are duly authorized and, upon issuance and delivery of the Shares as contemplated by the resolutions of the Board of Directors of the Company, the Registration Statement and the definitive underwriting agreement approved by the Board of Directors of the Company and upon payment therefor in accordance with such definitive underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Foley & Lardner LLP dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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